UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 12, 2008
(Date of earliest event reported)

Maxim Integrated Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16538	94-2896096
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

120 San Gabriel Drive
Sunnyvale, California    94086
(Address of principal executive offices including zip code)

(408) 737-7600
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 12, 2008, the Compensation Committee of the Board of Directors (the "Compensation Committee") of Maxim Integrated Products, Inc. (the "Company") approved the grant of non-statutory stock options and restricted stock units to the principal executive officer, principal financial officer and other named executive officers of the Company appearing in our 2008 Proxy Statement (collectively, the "NEOs"), the terms of which are summarized in the table below. These equity incentive awards were made pursuant to the Company's Officer Compensation Plan for fiscal year 2009. The equity awards granted to the NEOs, as well as equity awards granted to other officers and certain non-officer employees of the Company on the same date, were made as part of the Company's annual equity grant for 2008, and the number of stock options granted represents three and one-half years worth of awards.

Equity Awards to the NEOs
Name	Title	Number of Restricted Stock Units Granted (1)	Number of Shares underlying Stock Options Granted (2)
Tunc Doluca	President and Chief Executive Officer	46,666	535,344
Bruce E. Kiddoo	Chief Financial Officer	4,000	256,178
Vijay Ullal	Group President	36,000	401,014
Pirooz Parvarandeh	Group President	33,334	379,996
Richard Hood	Vice President	21,334	235,156

(1) The restricted stock units set forth in this column will vest over seven (7) consecutive quarters starting on February 15, 2009 so long as the NEO remains employed by the Company on each such applicable vesting date.

(2) Each stock option has an exercise price of $12.82 per share, which is the closing price of the Company's common stock as reported on The NASDAQ Global Market on the date of grant. The stock options set forth in this column will vest quarterly starting in the second half of calendar year 2009 through 2012 so long as the NEO remains employed by the Company on each such applicable vesting date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Maxim Integrated Products, Inc.

By: /s/ Bruce Kiddoo Bruce Kiddoo Chief Financial Officer

Date: December 18, 2008